                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         September 25, 2001
                                                     ---------------------------

                               Dean Foods Company
--------------------------------------------------------------------------------

             (Exact name of registrant as specified in its charter)

          Delaware                    1-08262                   36-0984820
--------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File No.)          (IRS Employer
      of incorporation)                                      Identification No.)

3600 N. River Road                Franklin Park, IL               60131
--------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code    (847) 678-1680
                                                   -----------------


--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)


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Item 5 - Other Events


                 DEAN FOODS REPORTS EARNINGS PER SHARE OF $0.53


         Franklin Park, Illinois...September 25, 2001...Dean Foods Company (NYSE: DF) today announced results for its first quarter ending August 26, 2001.

         Sales increased 9.2% to a record $1,143.9 million in the first quarter of fiscal 2002. Diluted earnings per share before merger-related costs were $0.53 per share compared to $0.74 per share in the first quarter of fiscal 2001.

         First quarter operating earnings before merger-related costs were $47.2 million compared to $58.8 million last year. The company incurred $9.8 million pre-tax for costs related to the previously announced merger transaction with Suiza Foods Corporation ($6.1 million after-tax, or $0.17 per share).

         The Dairy Group's first quarter sales increased 10.3% to $873.2 million, as a result of higher ice cream sales from the previously announced national alliance with Baskin-Robbins and higher fluid milk sales, primarily from the impact of the fiscal 2001 Land O'Lakes acquisition. Operating earnings were $34.3 million compared to $41.9 million last year due to significantly higher raw milk and butterfat costs. Raw milk costs increased 26% and butterfat costs increased 65% compared to the first quarter of fiscal 2001. While price increases were taken on milk and ice cream products, all of the cost increases could not be recovered through price increases.

         The Specialty Food Group's first quarter sales were $175.2 million, approximately flat compared to last year's first quarter sales. Operating earnings were $17.6 million compared to $23.0 million last year. The decline was primarily caused by increased commodity costs for cheese and casein, which are used in aseptic and powdered non-dairy creamer product lines.

         The National Refrigerated Product Group's first quarter sales increased almost 20%, to $95.5 million, reflecting increases in all major products. Operating earnings increased approximately 44%, to $5.9 million, reflecting lower new product launch costs and continued improvement in the production process for intermediate and extended shelf life products.

         Howard Dean, Chairman and CEO, commented, "We continued to make good progress in a number of areas in the first quarter. We remain committed to continued reductions in our costs and improved profitability throughout fiscal 2002."

About Dean Foods:
         Dean Foods is one of the nation's leading dairy processors and distributors producing a full line of branded and private label products, including fluid milk, ice cream and extended shelf life products, which are sold under the Dean's and other strong regional brand names. Dean Foods is the industry leader in other food products including pickles, powdered non-dairy coffee creamers, aseptically packaged foodservice products, and refrigerated dips and salad dressings.

         The Company's quarterly earnings conference call will be held today at 8:00 a.m. Central Time. The call may be heard live at the Company's website, www.deanfoods.com, using Real Player8 Basic Software. The basic version of Real Player8 may be downloaded at no charge from www.real.com/products/player/index.html prior to the call. Please allow approximately 15 minutes to download the software. Replays will be available at the same internet address.

         Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this press release. These risks include, but are not limited to, the ability to integrate acquisitions, adverse weather conditions resulting in poor harvest conditions, raw milk, butterfat, resin, and fuel costs, interest rate fluctuations, the level


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of promotional spending, competitive pricing pressures, the effectiveness of marketing and cost management programs, and shifts in market demand.


Contact:          Barbara Klein, Vice President, Finance and CFO
                  William Luegers, Vice President and Treasurer
                  (847) 678-1680

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                               DEAN FOODS COMPANY
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)
                  (In Millions, Except for Per Share Amounts)


                                                       First Quarter Ended
                                                  -----------------------------
                                                    August 26,      August 27,
                                                       2001           2000*
                                                  -------------   -------------

Net sales                                           $ 1,143.9       $ 1,047.8

Costs of products sold                                  901.1           801.6

Merger-related costs                                      9.8               -

Delivery, selling and administrative expenses           195.6           187.4
                                                  -------------   -------------
Operating earnings                                       37.4            58.8

Interest expense, net of interest income                 16.6            16.1
                                                  -------------   -------------
Income before income taxes                               20.8            42.7

Provision for income taxes                                7.7            16.3
                                                  -------------   -------------
Net income                                          $    13.1       $    26.4
                                                  =============   =============
Earnings per share:
      Basic                                         $     .37       $     .74
                                                  =============   =============
      Diluted                                       $     .36       $     .74
                                                  =============   =============

Weighted average common shares:
      Basic                                              35.7            35.5
                                                  =============   =============
      Diluted                                            36.2            35.8
                                                  =============   =============

*Restated for the adoption of EITF 00-14 "Accounting for Certain Sales
 Incentives" and EITF 00-25 "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." Upon adoption of the EITFs, during the first quarter of fiscal 2002, trade items, such as coupons, slotting fees, co-op advertising and other promotions, classified as Delivery, selling and administrative expenses were reclassified as a reduction of Net sales. This reclassification did not affect the Company's financial position or results of operations.
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                               DEAN FOODS COMPANY
                      SUPPLEMENTAL EARNINGS PER SHARE DATA
                                   (UNAUDITED)


                                                   First Quarter Ended
                                               ---------------------------
                                                August 26,     August 27,
                                                  2001           2000
                                               ------------   ------------

Basic earnings (loss) per share:
   Net income before merger-related costs        $  .54          $ .74
   Merger-related costs                            (.17)             -
                                               ------------   ------------
   Net income                                    $  .37          $ .74
                                               ============   ============


Diluted earnings (loss) per share:
   Net income before merger-related costs        $  .53          $ .74
   Merger-related costs                            (.17)             -
                                               ------------   ------------
   Net income                                    $  .36          $ .74
                                               ============   ============

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                               DEAN FOODS COMPANY
                          BUSINESS SEGMENT INFORMATION
                                   (UNAUDITED)
                                  (In Millions)

FOR THE FIRST QUARTER ENDED AUGUST 26, 2001 AND AUGUST 27, 2000

                                            National
                             Specialty    Refrigerated
                      Dairy     Foods       Products       Corporate   Consolidated
                     -------  ---------   ------------    -----------  ------------
AUGUST 26, 2001
Net sales            $ 873.2   $ 175.2       $ 95.5       $     -        $ 1,143.9
                     =======   =======       ======       =======        =========
Operating earnings   $  34.3   $  17.6       $  5.9       $ (20.4)(1)    $    37.4(1)
                     =======   =======       ======       =======        =========
AUGUST 27, 2000
Net sales (2)        $ 791.6   $ 176.4       $ 79.8       $     -        $ 1,047.8
                     =======   =======       ======       =======        =========
Operating earnings   $  41.9   $  23.0       $  4.1       $ (10.2)       $    58.8
                     =======   =======       ======       =======        =========


(1) Includes $9.8 million of merger-related costs. Before the merger-related costs, Corporate expenses were $10.6 million and consolidated operating earnings were $47.2 million.

(2) Restated for the adoption of EITF 00-14 "Accounting for Certain Sales Incentives" and EITF 00-25 "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products."

                               DEAN FOODS COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                                  (In Millions)

                                                       August 26,       May 27,
                                                         2001            2001
                                                       ----------     ----------
                  ASSETS

Current Assets:
    Cash and temporary cash investments                $    27.5      $    22.6
    Accounts and notes receivable, net of
         allowance for doubtful accounts                   348.2          363.1
    Inventories                                            258.7          220.1
    Other current assets                                    78.6           89.2
                                                       ----------     ----------

      Total current assets                                 713.0          695.0

Property, Plant and Equipment, net                         912.9          919.3

Other Assets                                               704.1          703.1
                                                       ----------     ----------

      Total Assets                                     $ 2,330.0      $ 2,317.4
                                                       ==========     ==========


     LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
    Current installments of long-term obligations      $    18.0      $     4.4
    Accounts payable and accrued expenses                  472.4          486.4
    Dividends payable                                        8.2            8.2
    Federal and state income taxes                          32.1           24.6
                                                       ----------     ----------

      Total current liabilities                            530.7          523.6

Long-Term Obligations                                      935.4          940.2

Deferred Liabilities                                       149.2          149.0

Shareholders' Equity                                       714.7          704.6
                                                       ----------     ---------

      Total Liabilities and Shareholders' Equity       $ 2,330.0      $ 2,317.4
                                                       ==========     =========

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                      Dean Foods Company
                                            ------------------------------------
                                                          (Registrant)


Date: September 25, 2001                           /s/ Barbara A. Klein
      ----------------------                ------------------------------------
                                                      Barbara A. Klein
                                                 Vice President, Finance and
                                                   Chief Financial Officer